UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 15

     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION
                12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number 0-24980

                           Kensington Resources Ltd.
             (Exact name of registrant as specified in its charter)

                       Suite 2100, 650 W. Georgia Street
                          Vancouver, British Columbia
                                    V6B 4N9
                                 (604) 682-0020
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Shares, No Par Value
           (Title of each class of securities covered by this Form)

                                      None
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)      [ ]     Rule 12h-3(b)(1)(i)        [ ]
         Rule 12g-4(a)(1)(ii)     [ ]     Rule 12h-3(b)(1)(ii)       [ ]
         Rule 12g-4(a)(2)(i)      [X]     Rule 12h-3(b)(2)(i)        [ ]
         Rule 12g-4(a)(2)(ii)     [ ]     Rule 12h-3(b)(2)(ii)       [ ]
                                          Rule 15d-6                 [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Kensington Resources Ltd. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: October 28, 2005                By:  /s/ HARVEY J. BAY
                                         ------------------------------------
                                         Harvey J. Bay
                                         Secretary and Treasurer